                                                            EXHIBIT 5.1

                               ALSTON & BIRD LLP


                                 March 16, 1998


Provident Companies, Inc.
1 Fountain Square
Chattanooga, Tennessee 37402


Ladies and Gentlemen:

          This opinion is given in connection with the public offering by Provident Companies, Inc. (the "Company") of $200,000,000 principal amount of 7.25% Senior Notes due March 15, 2028 of the Company (the "Notes"). The offering of the Notes will be made pursuant to a Prospectus Supplement dated March 16, 1998 (the "Prospectus Supplement"), relating to the Prospectus dated May 22, 1997, filed with the Company's Shelf Registration Statement (Commission File No. 333-25009) on Form S-3 (the "Registration Statement"). The Notes are proposed to be issued by the Company pursuant to an indenture dated March 16, 1998 between the Company and The Chase Manhattan Bank, New York, New York, as Trustee (the "Indenture").

          As counsel to the Company, we have examined the relevant corporate and other documents incident to the giving of this opinion. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as original documents, and conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies. Based upon the foregoing, we are of the following opinion:

          The Notes covered by the Registration Statement, when issued, sold and authenticated in accordance with the terms of the Indenture pursuant to the Underwriting Agreement between the Company and Morgan Stanley & Co. Incorporated on behalf of the underwriters will be duly authorized, legally issued, valid and binding obligations of the Company.

          We hereby consent to the incorporation by reference of this opinion into the Registration Statement. We further consent to the reference to our firm under the heading "Legal Opinions" in the Prospectus and "Legal Matters" in the Prospectus Supplement.

                            Very truly yours,

                            /s/ David E. Brown, Jr.
                            -----------------------------------
                                David E. Brown, Jr., Partner